Prospectus Supplement Filed Pursuant to Rule 424(b)(3)

(To Reoffer Prospectus filed with the Commission on June 26, 2000 with the Interchange Financial Services Corporation Registration Statement of Form S-8, Registration # 333-40098, relating to the Interchange Financial Services Corporation Outside Director Incentive Compensation Plan.)

                   Interchange Financial Services Corporation

This prospectus supplement contains information about the persons who can use this prospectus supplement to offer and sell shares of Interchange Financial Services Corporation (the "Company") those persons acquired or may acquire upon the exercise of options granted to them under the Company's Outside Director Incentive Compensation Plan (the "Plan").

The Plan, the description of which was incorporated by reference in the Interchange Financial Services Corporation Registration Statement of Form S-8, Registration # 333-40098 filed with the Commission on June 26, 2000 (the "Registration Statement"), authorizes the Company to issue up to 150,000 shares of the Company's Common Stock, no par value per share (adjusted from 100,000 shares as set forth in the Registration Statement to reflect a 3-for-2 stock split paid on July 12, 2002), in connection with the exercise of stock options granted by the Company pursuant to the Plan. In order to reflect the aggregate number of shares of Company Common Stock, no par value per share, available for issuance pursuant to the Plan, all references in the reoffer prospectus filed with the Registration Statement relating to proposed sales by the Selling Stockholders shall be revised to reflect the aggregate number of shares available to be acquired by the Selling Stockholders upon the exercise of options granted to them under the Plan, namely 150,000 shares of Company Common Stock, no par value per share.

In addition, the information set forth in the table under the caption "Selling Stockholders" in the reoffer prospectus filed with the Registration Statement relating to the Plan, is amended and restated in its entirety as follows:

As of the date of this prospectus supplement, the number of shares held by each of the Selling Stockholders which have been acquired or to be acquired upon the exercise of options granted to them under the Plan are as follows:

Name                         Position with Company              No. of Shares
____                         _____________________              _____________

Anthony D. Andora            Director                                  6,000
Donald L. Correll            Director                                  6,000
Anthony R. Coscia            Director                                  6,000
John J. Eccleston            Director                                  3,500
David R. Ficca               Director                                  6,000
James E. Healey              Director                                  4,500
Nicholas R. Marcalus         Director                                  4,500
Eleanore S. Nissley          Director                                  5,500
Jeremiah F. O'Connor         Director                                  4,500
Robert P. Rittereiser        Director                                  6,000
Benjamin Rosenzweig          Director                                  6,000
William Schuber              Director                                  1,500



This prospectus supplement also covers any additional shares of Company Common Stock, no par value per share, which become issuable in connection with the shares registered for sale hereby by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of Company Common Stock, no par value per share. The date of this prospectus supplement is November 18, 2003.

REFERENCE IS HEREBY MADE TO THE CONTENTS OF THE INTERCHANGE FINANCIAL SERVICES CORPORATION REGISTRATION STATEMENT OF FORM S-8, REGISTRATION #333-40098, RELATING TO THE INTERCHANGE FINANCIAL SERVICES CORPORATION OUTSIDE DIRECTOR INCENTIVE COMPENSATION PLAN, WHEREIN THERE IS A COMPLETE DESCRIPTION OF THE PLAN PURSUANT TO WHICH THE SECURITIES OFFERED PURSUANT TO THE REOFFER PROSPECTUS WERE INITIALLY ACQUIRED BY THE SELLING SHAREHOLDERS.